Exhibit 99.1

CHINA TOBACCO MAUDUIT (JIANGMEN)

PAPER INDUSTRY COMPANY LTD.

Financial Statements

For the year ended December 31, 2008

CHINA TOBACCO MAUDUIT (JIANGMEN) PAPER INDUSTRY COMPANY LTD.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of China Tobacco Mauduit (Jiangmen) Paper Industry Company Ltd.

We have audited the accompanying balance sheet of China Tobacco Mauduit (Jiangmen) Paper Company Ltd.(the “Company”) as of December 31, 2008, and the related statement of operations, stockholders’ equity, and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of China Tobacco Mauduit (Jiangmen) Paper Industry Company Ltd. as of December 31, 2008, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Deloitte Touche Tohmatsu

Certified Public Accountants

Hong Kong

March 4, 2009

CHINA TOBACCO MAUDUIT (JIANGMEN) PAPER INDUSTRY COMPANY LTD.

STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars)

	For the year ended December 31,
	2008	2007	2006
		(unaudited)	(unaudited)
Related party sales	$3,289	$—	$—
Cost of sales	9,037	—	—

Gross loss	(5,748)	—	—
Operating expenses
Selling expense	337	—	—
General and administrative expense	3,447	1,182	638

Total operating expenses	3,784	1,182	638

Loss from operations	(9,532)	(1,182)	(638)
Non-operating income (expenses)
Interest income	60	74	15
Interest expense	(1,411)	—	—
Foreign exchange gain	2,762	855	173
Fair value of foreign currency contracts	—	—	166
Other income (expense), net	228	—	—

Total non-operating income (expenses)	1,639	929	354

Loss before income taxes	(7,893)	(253)	(284)
Income tax expense	—	—	—

Net loss	$(7,893)	$(253)	$(284)

See notes to the financial statements.

CHINA TOBACCO MAUDUIT (JIANGMEN) PAPER INDUSTRY COMPANY LTD.

BALANCE SHEET

(In thousands of U.S. dollars)

	December 31,
	2008	2007
		(unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$1,371	$4,218
Restricted cash	1,113	412
Related party receivables	391	33
Inventories	6,462	778
Other current assets	1,987	193

Total Current Assets	11,324	5,634
Property, plant and equipment, net	88,522	64,228
Land use right	1,629	1,400

Total Assets	$101,475	$71,262

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Current debt	$13,817	$14,204
Accounts payable	2,851	3,636
Related party payables	728	1,373
Accrued expenses	775	714

Total Current Liabilities	18,171	19,927
Long-term debt	51,950	19,015
Other long term liabilities	457	—

Total Liabilities	70,578	38,942

Stockholders’ Equity
Contributed capital	35,116	31,156
Accumulated deficit	(8,430)	(537)
Accumulated other comprehensive income	4,211	1,701

Total Stockholders’ Equity	30,897	32,320

Total Liabilities and Stockholders’ Equity	$101,475	$71,262

See notes to the financial statements.

CHINA TOBACCO MAUDUIT (JIANGMEN) PAPER INDUSTRY COMPANY LTD.

STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands of U.S. dollars, except share data)

			Accumulated		Total
			Other		Comprehensive
	Contributed	Accumulated	Comprehensive	Total	Income
	Capital	Deficit	Income	Equity	(Loss)

UNAUDITED BALANCE AT JANUARY 1, 2006	$5,729	$—	$—	$5,729
Foreign currency translation adjustment	—	—	134	134	134
Net loss	—	(284)	—	(284)	(284)

UNAUDITED BALANCE AT DECEMBER 31, 2006	$5,729	$(284)	$134	$5,579	$(150)

Contribution from shareholders	25,427	—	—	25,427
Foreign currency translation adjustment	—	—	1,567	1,567	1,567
Net loss	—	(253)	—	(253)	(253)

UNAUDITED BALANCE AT DECEMBER 31, 2007	$31,156	$(537)	$1,701	$32,320	$1,314

Contribution from shareholders	3,960	—	—	3,960
Foreign currency translation adjustment	—	—	2,510	2,510	2,510
Net loss	—	(7,893)	—	(7,893)	(7,893)

BALANCE AT DECEMBER 31, 2008	$35,116	$(8,430)	$4,211	$30,897	$(5,383)

See notes to the financial statements.

CHINA TOBACCO MAUDUIT (JIANGMEN) PAPER INDUSTRY COMPANY LTD.

CASH FLOW STATEMENT

(In thousands of US dollars)

	For the year ended December 31,
	2008	2007	2006
		(unaudited)	(unaudited)
Cash flows from operating activities
Net loss	$(7,893)	$(253)	$(284)
Adjustment for:
Depreciation	2,107	91	20
Land use right expense	66	75	—
Charges to inventories	624	—	—
Change in fair value of foreign currency contracts	—	166	(166)
Other items
Changes in operating assets and liabilities:
Related party receivables	(358)	(33)	—
Inventories	(6,308)	(778)	—
Other current assets	(1,793)	(70)	(123)
Accounts payable	315	5,490	1,315
Related party payables	(645)	1,373	—
Accrued expenses	61	366	348
Other long term liabilities	457	—	—

Net cash provided by (used in) operations	(13,367)	6,427	1,110

Cash flows from investing activities
Purchases of plant, property, and equipment,	(25,302)	(59,635)	(7,872)
Acquisition of land use right	(295)	(92)	(1,382)
Change in restricted cash	(701)	(412)	—

Cash used in investing activities	(26,298)	(60,139)	(9,254)

Cash flows from financing
Proceeds from bank borrowings	46,877	27,721	5,498
Repayments of bank borrowings	(16,670)	—	—
Contributions from shareholders	3,960	25,427	—

Cash provided by financing activities	34,167	53,148	5,498

Effect of exchange rate on cash	2,651	1,565	134

Increase (decrease) in cash and cash equivalents	(2,847)	1,001	(2,512)

Cash and cash equivalents at beginning of year	4,218	3,217	5,729

Cash and cash equivalents at end of year	$1,371	$4,218	$3,217

Supplement disclosure of non cash transactions Interest paid (net of interest capitalized)	1,413	—	—

Non-cash investing activity Purchase of plant, property and equipment	2,539	3,639	470

See notes to the financial statements.

CHINA TOBACCO MAUDUIT (JIANGMEN) PAPER INDUSTRY COMPANY LTD.

NOTES TO FINANCIAL STATEMENTS

(In thousands of US dollars)

1.                                      Description of business

China Tobacco Mauduit (Jiangmen) Paper Industry Company Ltd. (the Company) was incorporated in the People’s Republic of China (PRC or China) on December 31, 2005 as a joint venture between Schweitzer-Mauduit International, Inc. (SWM) and China National Tobacco Corporation (CNTC).  The Company is engaged in manufacture and sale of cigarette paper and porous plug wrap paper.

These financial statements have been prepared for the purpose of filing with the United States Securities and Exchange Commission for complying with Article 3-09 of Regulation S-X of the 1933 Securities Act.  The filing requirement is based on the Company being a significant equity method investee of SWM.

2.                                      Development Stage

The Company was in the development stages at December 31, 2006 and 2007.  The Company completed its development activities and commenced its planned principal operations in June 2008.

3.                                      Summary of significant accounting policies

(a)                                  Basis of preparation

The financial statements have been prepared and presented in accordance with accounting principles generally accepted in the United States of America.

(b)                                  Use of estimates

The preparation of the financial statements, in accordance with generally accepted principles in the United States of America, requires management to make estimates and assumptions that affect the amounts reported in the financial statements.  Actual results could materially differ from these estimates.  Significant estimates which are susceptible to change as more information becomes available are the useful lives of plant, property, and equipment, valuation of deferred tax assets and charges to inventories.

(c)                                  Concentration of risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and related party receivables.

The Company places its cash and cash equivalents in various financial institutions in the PRC.  The Company believes that no significant credit risk exists as these banks are principally government-owned financial institutions with high credit ratings and quality.

The Company conducts credit evaluations of its affiliated companies.  The Company establishes an allowance for doubtful accounts mainly based on age of the receivables and other factors surrounding the credit risk of specific customers and affiliated companies.

CHINA TOBACCO MAUDUIT (JIANGMEN) PAPER INDUSTRY COMPANY LTD.

NOTES TO FINANCIAL STATEMENTS

(In thousands of US dollars)

3.                                      Summary of significant accounting policies - continued

(d)                                  Fair value of financial instruments

The Company’s financial instruments include cash and cash equivalents, related party receivables, other current assets, accounts and other payables, related party payables, accrued expenses, and short-term bank borrowings.  As of December 31, 2008, the carrying amounts approximate the fair values due to the short-term nature of these instruments.  The carrying amount of long-term debt approximate their fair values as they carry market interest rates.

(e)                                  Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid short-term deposits which are unrestricted as to withdrawal and use, and which have maturities of three months or less when purchased.

(f)                                    Restricted cash

Restricted cash represents amounts placed in bank accounts as deposits for short-term letters of credit issued by the bank for purchase of, machinery and equipment and financing of working capital.

(g)                                 Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the First-In, First-Out, or FIFO.  Costs include materials, direct labor, and overheads incurred in bringing the inventories to their present location and condition.  The Company reviews and writes down the cost of excess and slow moving inventories to the estimated market value based on forecast demand.  The charges to inventories were $624 and $0 (unaudited) for the year ended December 31, 2008 and 2007.

(h)                                 Property, plant, and equipment, net

Property, plant, and equipment are stated at cost less accumulated depreciation. Depreciation on property, plant, and equipment is calculated on the straight-line method over the estimated useful lives of the assets. The depreciable lives are as follows:

Years

Building	lesser of 30 years or lease term
Plant and machinery	16 to 20 years
Furniture, fixtures and equipment	5
Motor vehicles	5

CHINA TOBACCO MAUDUIT (JIANGMEN) PAPER INDUSTRY COMPANY LTD.

NOTES TO FINANCIAL STATEMENTS

(In thousands of US dollars)

3.                                      Summary of significant accounting policies - continued

(i)                                    Impairment of long-lived assets

The Company evaluates the recoverability of long-lived assets with finite lives whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  The Company assesses recoverability by a comparison of the carrying amount of the long-lived asset to the estimated undiscounted future cash flows expected to be generated by the asset.  If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recognized as the difference between the carrying amount and fair value.

(j)                                    Land use right

Land use right represents prepayments made to obtain land under operating lease arrangements.  Land use right is recognized as an expense on a straight-line basis over the lease period of 30 years.  Land use right expense for the year ended December 31, 2008, 2007 and 2006 was $66, $75 (unaudited) and $0 (unaudited).

(k)                                Revenue recognition

The Company recognizes revenue when the following 4 criteria are met: (1) persuasive evidence of an arrangement exists; (2) ownership has transferred to the customer; (3) the selling price is fixed or determinable; and (4) collectability is reasonably assured based on the Company’s judgment regarding the collectability of its accounts receivable.  Generally, the Company recognizes revenue when it ships its manufactured product and title and risk of loss passes to its customer in accordance with the terms of sale of the product.  Revenue is recorded when the Company receives acknowledgement of receipt from its customers which is typically received fifteen days from delivery date.  Sales agreements typically do not contain customary product warranties except for return and replacement of defective products within a period of 30 days from delivery.  Sales agreements do not contain any post-shipment obligations or any other return or credit provisions.

The cost of shipping and handling charged to the Company’s customers is recorded as a component of cost of products sold.  Those costs include the amounts paid to a third party to deliver the finished goods of $73 and $0 (unaudited) for the years ended December 31, 2008 and 2007.  Any freight costs billed to and paid by a customer are included in revenue.

CHINA TOBACCO MAUDUIT (JIANGMEN) PAPER INDUSTRY COMPANY LTD.

NOTES TO FINANCIAL STATEMENTS

(In thousands of US dollars)

3.                                      Summary of significant accounting policies - continued

(l)                                    Derivative instruments

The Company entered into derivative financial instruments such as foreign currency forward contracts to manage its risks on foreign currency borrowings.  Derivative financial instruments are initially recognized at fair value and subsequently remeasured at their fair values with changes in fair value included in determination of net income.  As of December 31, 2008, there were no derivative instruments outstanding.

(m)                              Employee welfare benefits

Full time employees of the Company in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, and other welfare benefits are provided to the employees.  Chinese labor regulations require the Group to accrue for these defined contribution plans based on certain percentages of the employees’ salaries.  For the year ended December 31, 2008, 2007 and 2006, the Company incurred expenses of $375, $230 (unaudited), and $35 (unaudited).

(n)                                 Income taxes

Deferred income taxes are recognized for temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements, and unutilized tax loss carry forwards.  Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in which temporary differences are expected to be received or settled.  The effect on deferred tax assets and liabilities of change in tax rates has been recognized in the statement of operations in the period of the enactment of the change.

(o)                                  Foreign currency

The functional currency of the Company is Renminbi (“RMB”).  Foreign currency transactions have been converted into the functional currency at the exchange rates prevailing on transaction dates.  Foreign currency denominated monetary assets and liabilities have been translated at the exchange rates prevailing on the balance sheet date.  Exchange differences have been included in the statement of operations.

The financial statements are translated into U.S. dollar, the reporting currency.  All assets and liabilities are translated at the rates of exchange ruling at the balance sheet date and all income and expense items are translated at the average rates of exchange over the year.  All exchange differences arising from the translation of financial statements are recorded as a component of comprehensive income.

CHINA TOBACCO MAUDUIT (JIANGMEN) PAPER INDUSTRY COMPANY LTD.

NOTES TO FINANCIAL STATEMENTS

(In thousands of US dollars)

3.                                      Summary of significant accounting policies - continued

(p)                                  Comprehensive income (loss)

Comprehensive income (loss) includes all changes in equity from transactions and other events and circumstances from non-shareholder sources.  The Company’s comprehensive income (loss) consists of net income (loss) and the foreign exchange differences arising from translation.

(q)                                  Recent accounting pronouncements

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities, Including an amendment of SFAS 115” (“SFAS 159”).  SFAS 159 provides companies with the option to report selected financial assets and liabilities at fair value.  SFAS 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Group’s choice to use fair value on its earnings.  It also requires entities to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet.  SFAS 159 is effective for fiscal years beginning after November 15, 2007.  The adoption of SFAS 159 did not have a material effect on the Company’s financial statements as the Company did not elect the fair value option on eligible items.

In December 2007, the FASB issued SFAS No. 141R, “Business Combination” (“SFAS No. 141R”).  The statement requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination.  SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  The Company does not expect the adoption of SFAS 141R will have a material impact on its financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS No. 160”) to improve the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report net income attributable to both the parent and noncontrolling (minority) interests in subsidiaries in the consolidated financial statements.  Moreover, SFAS No. 160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transaction.  SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  The Company does not expect the adoption of SFAS 160 will have a material impact on its financial statements.

CHINA TOBACCO MAUDUIT (JIANGMEN) PAPER INDUSTRY COMPANY LTD.

NOTES TO FINANCIAL STATEMENTS

(In thousands of US dollars)

3.                                      Summary of significant accounting policies - continued

(q)                                  Recent accounting pronouncements - continued

In February 2008, the FASB issued FSP 157-2, which delays the company’s January 1, 2008, effective date of FAS 157 for all nonfinancial assets and nonfinancial liabilities, except those recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until January 1, 2009.  Implementation of this standard did not have a material effect on the financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivate Instruments and Hedging Activities”, an amendment of FASB Statement No. 133 (“SFAS No. 161).  The new standard requires enhanced disclosures to help investors better understand the effect of an entity’s derivate instruments and related hedging activities on its financial position, financial performance and cash flows.  SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  The Company will adopt SFAS No. 161 on January 1, 2009.

4.                                      Inventories

Inventories by major class:

	December 31,
	2008	2007
		(unaudited)

Raw materials	$4,516	$778
Work in process	1,578	—
Finished goods	368	—
Total	6,462	778

CHINA TOBACCO MAUDUIT (JIANGMEN) PAPER INDUSTRY COMPANY LTD.

NOTES TO FINANCIAL STATEMENTS

(In thousands of US dollars)

5.                                      Property, plant, and equipment, net

Property, plant and equipment, net consisted of the following:

	December 31,
	2008	2007
		(unaudited)
Cost
Buildings	$10,334	$422
Plant and machinery	79,418	2,485
Furniture, fixtures and equipment	711	363
Motor vehicles	334	278
	90,797	3,548
Less accumulated depreciation	(2,275)	(117)

Sub-total	88,522	3,431
Construction in progress	—	60,797
Property, plant, and equipment, net	$88,522	$64,228

Construction in progress represents construction of production facilities. Costs incurred on construction is capitalized and transferred to property, plant and equipment upon completion, at which time depreciation commences.

Depreciation expense was $2,107, $91 (unaudited) and $20 (unaudited) for the years ended December 31, 2008, 2007 and 2006, respectively.

Interest expense incurred for construction of property, plant and equipment is capitalized as part of the cost of such assets.  Interest expense capitalized for the years ended December 31, 2008, 2007 and 2006 were $2,251, $833 (unaudited), and $59 (unaudited), respectively.

CHINA TOBACCO MAUDUIT (JIANGMEN) PAPER INDUSTRY COMPANY LTD.

NOTES TO FINANCIAL STATEMENTS

(In thousands of US dollars)

6.                                      Debt

Total debt consists of the following:

	December 31,
	2008	2007
		(unaudited)
Short-term debt:

PRC revolving loans	$1,010	$—
Short-term loans	7,035	14,204
Current portion of long-term debt	5,772	—
	13,817	14,204
Long-term debt:

Term loans	57,722	19,015
Less current portion	(5,772)	—
Non-current portion of long-term debt	$51,950	$19,015

Short term debt consisted of a revolving credit facility for $8,100 and short-term bank loans.  Short term debts had a weighted average interest rate of approximately 6.38% and 5.12% as of December 31, 2008 and 2007 respectively.  As of December 31, 2008, short-term debt of $7,035, $253, $631, and $126 were denoted in Renminbi, US dollars, Euro and Great British pounds, respectively.  As of December 31, 2007, short-term debt of $413 (unaudited) and $13,791 (unaudited) were denoted in US dollars and Euro, respectively.  As of December 31, 2008, $6,291 was secured by the land use right and fixed assets of the Company.  Short-term debts as of December 31, 2007 were unsecured.

As of December 31, 2008, $20,665 and $37,057 of long-term debt were denominated in Renminbi and US dollars, respectively.  As of December 31, 2007, $1,370 (unaudited) and $17,645 (unaudited) of long-term debt were denominated in Renminbi and US dollars, respectively.  As of December 31, 2008 and 2007, all long-term debt was secured by the land use right and fixed assets of the Company.  The weighted average interest rates were approximately 5.69% and 6.53% as of December 31, 2008 and 2007 respectively.  The Renminbi denominated loans carry interest rate at 90% of the benchmark rate of 10 year term loan announced by the People’s Bank of China.  According to the laws of the PRC, rates may be adjusted annually based on the interest rates determined by the People’s Bank of China.  For the US dollar denominated debts, the interest rate is calculated at 1.1845% plus the six month LIBOR two business days before the actual draw down and is reset at the prevailing LIBOR rate plus 1.1845% every six months.

Following are the contractual maturities for the Company’s debt principal obligations as of December 31, 2008:

2009	$13,817
2010	5,195
2011	4,675
2012	4,208
2013 and thereafter	$37,872

CHINA TOBACCO MAUDUIT (JIANGMEN) PAPER INDUSTRY COMPANY LTD.

NOTES TO FINANCIAL STATEMENTS

(In thousands of US dollars)

7.                                       Capital structure

The Company was incorporated as a joint venture in December 2005 with capital contribution of $5,729.  In December 2007 and 2008 additional capital of $25,427 and $3,960, were made by the venturers, respectively.

8.                                      Income taxes

The Company is subject to Enterprise Income Tax (“EIT”) on the taxable income in accordance with the Enterprise Income Tax Law and the Income Tax Law of the PRC concerning Foreign Investment Enterprise and Foreign Enterprises (collectively “PRC Enterprise Income Tax Laws”).

On March 16, 2007, the PRC National People’s Congress passed the China Corporate Income Tax Law which changed the income tax rates for most enterprises from 33% at the present to 25%.  This new law became effective on January 1, 2008.  There will be a transition period for certain qualifying enterprises, whether foreign-invested or domestic, which currently receive preferential tax treatments granted by relevant tax authorities.  Certain enterprises that are subject to an enterprise income tax rate lower than 25% may continue to enjoy the lower rate and gradually transfer to the new tax rate within five years after the effective date of the new law.  Certain enterprises that are currently entitled to exemptions or reductions from the standard income tax rate for a fixed term may continue to enjoy such treatment until the fixed term expires.

Prior to 2008, the Company was not considered an operating entity under PRC tax rules and therefore there is no effect of income tax for the years 2006-2007.  In 2008, the statutory tax rate is 25%.  However, the Company is qualified for a tax holiday and is entitled to full tax exemption for two years and 50% reduction in the following three years.  Therefore, the Company is exempted from PRC Enterprise Income Tax (EIT) from 2008 to 2009 and will be subject to EIT at 12.5% from 2010 to 2012.

Income tax expenses as follows:

December 31,
	2008	2007
(unaudited)

Current	$—	$—
Deferred	$—	$—
Total	$—	$—

CHINA TOBACCO MAUDUIT (JIANGMEN) PAPER INDUSTRY COMPANY LTD.

NOTES TO FINANCIAL STATEMENTS

(In thousands of US dollars)

8.                                      Income taxes - continued

Principal components of deferred income taxes are as follows:

	December 31,
	2008	2007
		(unaudited)
Non-current deferred tax asset:
Operating loss carry forwards	$1,184	$—
Valuation allowance	(327)	—
Total deferred tax assets, net	$857	$—

Non-current deferred tax liability:
Plant, property and equipment	$(857)	$—

For the purpose of balance sheet presentation, certain non-current deferred tax assets and liabilities within the same tax jurisdiction have been offset.  The following is the analysis of the deferred tax balances for financial reporting purposes:

	December 31,
	2008	2007

Non-current deferred tax asset:
Net operating loss carry forwards	$1,184	$—
Valuation allowance	(327)	—
Total deferred tax assets, net	$857	$—
Non-current deferred tax liability:
Plant, property and equipment	$(857)	$—
Non-current deferred tax liabilities, net	$—	$—

The tax loss carry forwards of $9,468 will expire on various dates through 2013.  Valuation allowance has been recorded to the extent deferred tax assets are expected to expire in the Company’s tax exemption period.  Where a valuation allowance was not recorded, the Company believes that there was sufficient positive evidence to support its conclusion not to record a valuation allowance as it expects to generate sufficient taxable income in the future.

CHINA TOBACCO MAUDUIT (JIANGMEN) PAPER INDUSTRY COMPANY LTD.

NOTES TO FINANCIAL STATEMENTS

(In thousands of US dollars)

9.                                      Commitments and contingencies

The Company leases certain premises under non-cancellable leases. Rental expenses under operating lease for the year ended December 31, 2008, 2007 and 2006 were $27, $0 (unaudited) and $0 (unaudited), respectively.  As of December 31, 2008, future minimum lease payments under non-cancellable operating lease agreements of $14 are all due within one year.

The Company also enters into certain contracts for the purchase of equipment and related costs in connection with its ongoing capital projects, for which $72 was committed at December 31, 2008.

10.                               Related parties transactions

(a)                                  Royalties to SWM and CNTC

The Company entered into a Know-how License Contract with SWM, and a Cigarette Information Services Contract with CNTC in which 2% of royalties charges are payable on gross sales of cigarette paper and porous plug wrap paper.  Amounts paid to both SWM and CNTC for the years ended December 31, 2008, 2007 and 2006 were $57, $0 (unaudited) and $0 (unaudited).  Amounts due to SWM and CNTC for the years ended December 31, 2008 and 2007 were $74 and $0 (unaudited).

(b)                                  Technical Services from PdM

For the mill construction, Papeteries de Mauduit S.A.S. Inc. (PdM), a wholly owned subsidiary of SWM, provided professional consultancy service to the Company under a Technical Services Agreement signed between the Company and PdM.  Amounts paid to PDM for the years ended December 31, 2008, 2007 and 2006 amounted to $2,467, $1,972 (unaudited) and $880 (unaudited).  As of December 31, 2008 and 2007, amount due to PdM for consultancy services were $164 and $586 (unaudited), respectively.

(c)                                  Purchase from PdM

Purchases of raw materials from PdM, a subsidiary of SWM, amounted to $2,585, $355 (unaudited) and $0 (unaudited) for the years ended December 31, 2008, 2007 and 2006, respectively.  The Company purchased fixed assets from PdM amounting to $264, $0 (unaudited), and $0 (unaudited) for the years ended December 31, 2008, 2007 and 2006, respectively.  As of December 31, 2008 and 2007, amount due to PdM related to rolls purchased were $465 and $750 (unaudited).

(d)                                  Sales to cigarette manufacturer

All of the Company’s sales and related party receivables are transacted with subsidiaries of CNTC.

CHINA TOBACCO MAUDUIT (JIANGMEN) PAPER INDUSTRY COMPANY LTD.

NOTES TO FINANCIAL STATEMENTS

(In thousands of US dollars)

10.                               Related parties transactions - continued

(e)                                  Employee benefits paid by PdMal

Papeteries de Malaucene S.A.S. Inc. (PdMal), a wholly owned subsidiary of SWM, paid employee benefits expenses on our behalf for the Company’s deputy general manager of productions who is a French native.  The amount paid to PdMal for the years ended December 31, 2008, 2007, and 2006 were $25, $0 (unaudited), and $0 (unaudited), respectively.  As of December 31, 2008 and 2007, amounts due to PdMal were $25 and $25 (unaudited), respectively.

(f)                                    Training expenses to P.T. PDM Indonesia

P.T. PDM Indonesia Inc., a wholly owned subsidiary of SWM, paid training expenses on behalf of the Company.  The amount paid to P.T. PDM Indonesia for the years ended December 31, 2008, 2007 and 2006 were $12, $0 (unaudited) and $0 (unaudited), respectively.  As of December 31, 2008 and 2007, amounts due P.T. PDM Indonesia were $0 and $12 (unaudited), respectively.

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